UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ORTHOLOGIC CORP.

(Exact name of Registrant as specified in charter)

Delaware	86-0585310

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1275 West Washington Street, Tempe, AZ 85281
(602) 286-5520
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ORTHOLOGIC CORP.
1997 STOCK OPTION PLAN
(Full Title of the Plan)

Thomas R. Trotter, Chief Executive Officer
OrthoLogic Corp.
1275 West Washington Street
Tempe, Arizona 85281
(602) 286-5520
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

The Commission is requested to send copies of all communications to:

Steven P. Emerick
Quarles & Brady Streich Lang LLP
One Renaissance Square
Two North Central Avenue
Phoenix, Arizona 85004-2391
(602) 229-5200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be	Proposed maximum	Proposed maximum	Amount of
	registered	offering price per	aggregate offering	registration fee
		share	price

Common Stock, $.0005 par value per share (1)	1,000,000 shares (2)	$5.51 (3), (4)	$5,510,000 (3)	$648.53

(1)	The securities to be registered include options to acquire Common Stock.

(2)	This Registration Statement covers the 1,000,000 additional shares available for grant under the 1997 Stock Option Plan authorized by stockholders at the 2004 Annual Meeting of Stockholders. The 1997 Stock Option Plan provides for the possible adjustment of the number, price and kind of shares covered by options granted or to be granted in the event of certain capital or other changes affecting Registrant’s Common Stock. This Registration Statement therefore covers, in addition to the above-stated shares, an indeterminate number of shares that may become subject to the Plan by means of any such adjustment.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, on the basis of the average of the high and low sales prices as reported on the Nasdaq National Market on February 24, 2005, for shares of the Registrant’s Common Stock.

(4)	The actual offering price will be determined in accordance with the terms of the Plan. However, with respect to an incentive stock option, in no event shall such price be less than 100% of the fair market value of Registrant’s Common Stock on the date on which the option is granted.

INFORMATION REQUIRED PURSUANT TO
GENERAL INSTRUCTION E TO FORM S-8

     This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective. This Registration Statement covers 1,000,000 shares of common stock, which together with the 3,190,000 shares already registered, constitute 4,190,000 shares of common stock registered for issuance under the OrthoLogic Corp. 1997 Stock Option Plan.

     Registrant’s previously filed Registration Statements on Form S-8 (File No. 333-35507, filed on September 12, 1997 and File No. 333-87334, filed on May 1, 2002 and amended on May 15, 2002), are hereby incorporated by reference.

EXHIBITS

     See the Exhibit Index which is incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on February 28, 2005.

ORTHOLOGIC CORP. (Registrant)
By:	/s/ Thomas R. Trotter
Thomas R. Trotter
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Trotter and Sherry Sturman and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Title	Date

/s/ Thomas R. Trotter	President, Chief Executive Officer and Director	February 28, 2005
Thomas R. Trotter	(Principal Executive Officer)

/s/ John M. Holliman, III	Chairman of the Board of Directors and Director	February 28, 2005
John M. Holliman, III

Person	Title	Date

/s/ Fredric J. Feldman	Director	February 28, 2005
Fredric J. Feldman

/s/ Elwood D. Howse, Jr.	Director	February 28, 2005
Elwood D. Howse, Jr.

/s/ Augustus A. White, III	Director	February 28, 2005
Augustus A. White, III

/s/ Stuart H. Altman, Ph.D.	Director	February 28, 2005
Stuart H. Altman, Ph.D.

/s/ Michael D. Casey	Director	February 28, 2005
Michael D. Casey

/s/ Sherry A. Sturman	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2005
Sherry A. Sturman

ORTHOLOGIC CORP.

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit	Description	Incorporated Herein	Filed Herewith
Number		by Reference To

4.1	Rights Agreement dated as of March 4, 1997, between the Company and The Bank of New York, and Exhibits A, B, and C thereto	Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 6, 1997

4.2	1987 Stock Option Plan of the Company, as amended and approved by stockholders	Exhibit 4.4 to the Company’s Form 10-Q for the quarter ended June 30, 1997 (“June 1997 10-Q”)

4.3	1997 Stock Option Plan of the Company		X

4.4	First Amendatory Agreement to March 4, 1997 Rights Agreement	Exhibit 10.1 to the Company’s Form 8-K filed August 24, 1999

5	Opinion of Quarles & Brady Streich Lang LLP		X

23.1	Consent of Deloitte & Touche LLP		X

23.2	Consent of Quarles & Brady Streich Lang LLP		Included in Exhibit 5

24	Powers of Attorney		See signatures page